Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the “A&R Agreement”), dated as of December 20, 2023 (the “Effective Date”) by and between HOOKIPA PHARMA INC., a Delaware corporation (the “Company”), and GILEAD SCIENCES, INC., a Delaware corporation (the “Buyer”). Capitalized terms used herein and not otherwise defined herein are defined in Section 11 hereof. Company and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS:

On February 15, 2022, Hookipa Biotech GmbH (“HOOKIPA GmbH”), a wholly-owned subsidiary of the Company and the Buyer entered into an Amended and Restated Research Collaboration and License Agreement (the “Amended Research Agreement”);

Concurrently with the entry by HOOKIPA GmbH and the Buyer into the Amended Research Agreement, the Parties entered into a Stock Purchase Agreement, dated February 15, 2022 (the “Original Agreement”), pursuant to which, and subject to the terms and conditions of, the Buyer agreed, at the Company’s option, to purchase up to $35,000,000 (such aggregate amount, the “Equity Commitment”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and, on such date, Buyer purchased an initial amount of 1,666,666 shares of the Company’s Common Stock for approximately $5.0 million at a purchase price per share equal to $3.00 (the “2022 Purchase”).

The Company and the Buyer are parties to that certain Registration Rights Agreement, dated as of June 17, 2022 (the “Registration Rights Agreement”), which provides for certain registration rights with respect to the shares of Common Stock issued or issuable pursuant to the Original Agreement or this A&R Agreement (collectively, the “Shares”).

The Company and the Buyer desire to amend and restate the Original Agreement in its entirety as set forth in this A&R Agreement, including to provide that, subject to the terms and conditions set forth in this A&R Agreement, the Buyer is required, at the Company’s option, to purchase up to $30,000,000 (such aggregate amount, the “A&R Equity Commitment”) of Common Stock.

NOW THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this A&R Agreement, the Company has the right to sell to the Buyer, and the Buyer has the obligation to purchase from the Company, Shares as follows:

(a)            Share Purchase; Commencement of Purchases of Common Stock. On the Effective Date, the Buyer shall purchase from the Company an aggregate of 15,000,000 Shares in exchange for wire transfer to an account designated in writing by the Company of $21,250,500, representing a purchase price per Share equal to $1.4167 (such purchase the “Initial Equity Purchase” and such Shares are referred to herein as “Initial Shares”). Thereafter, the purchase and sale of additional Shares hereunder shall occur from time to time upon delivery of written notices by the Company to the Buyer on the terms and conditions as set forth herein, subject to and following the satisfaction of the conditions set forth in Sections 6 and 7 below.

(b)            Subsequent Purchases. Subject to the terms and conditions of this A&R Agreement, including without limitation, Sections 1(e) and (f), the Company shall also have the right but not the obligation to direct the Buyer to purchase up to an additional amount of Shares equal to the A&R Equity Commitment less the aggregate Initial Equity Purchase, in up to two additional equity purchases as part of or concurrently with a (i) private placement of the Company’s Common Stock to other investors (a “PIPE”) or (ii) a public offering of the Company’s Common Stock (a “Public Offering”) by the Company’s delivery to the Buyer of a Purchase Notice, and, so long as the terms and conditions set forth in Sections 5, 6 and 7 have been complied with in all respects by the Company, the Buyer thereupon shall have the obligation to buy Shares in the amount of the Subsequent Purchase Amount on the closing date (each, a “Subsequent Purchase Date”) of such Public Offering or PIPE, as applicable (each such subsequent purchase, a “Subsequent Purchase”). At each Subsequent Purchase, if one occurs, the Buyer shall purchase the amount of Shares set forth in the corresponding Subsequent Purchase Notice at a purchase price per share equal to the price of the Common Stock sold to (1) in the case of a PIPE, the other investors in the PIPE or (2) in the case of a Public Offering, the public in the Public Offering (the “Subsequent Purchase Price”). Notwithstanding the foregoing, if the Company elects to have the Buyer purchase Shares as part of a Public Offering (in whole or in part), such decision will be subject to a reasonable determination by outside counsel to the Company that Buyer’s purchase of Shares in the Public Offering would not violate applicable securities laws, including the 1933 Act, or applicable market rules or regulations, including any rules of the Principal Market (a “Disqualification Event”). In the event of a Disqualification Event, the Shares shall be purchased at the Public Offering price per share of Common Stock in a concurrent private placement of Shares, to the extent such concurrent private placement will not constitute a Disqualification Event (the “Concurrent Private Placement”). If the purchase of Shares is in a Concurrent Private Placement, the Company and the Buyer shall execute and deliver such documents that are: (i) customary for a transaction structured as a Concurrent Private Placement with a Public Offering, and (ii) reasonably satisfactory to the Company and the Buyer.

(c)            Records of Purchases. The Buyer and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Subsequent Purchase Amounts for each purchase, or shall use such other method reasonably satisfactory to the Buyer and the Company to reconcile the remaining Available Amount at any time under this A&R Agreement.

(d)            Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Buyer made under this A&R Agreement.

(e)            Compliance with Principal Market Rules. Notwithstanding anything in this A&R Agreement to the contrary, and in addition to the limitations set forth in Section 1(b), the total number of shares of Common Stock that may be issued under this A&R Agreement shall be limited to 16,228,567 shares of Common Stock (the “Common Stock Cap”), which equals 19.9% of the Company’s outstanding shares of Common Stock as of the date hereof, unless Company stockholder approval is obtained to issue more than such Common Stock Cap. The 2022 Purchase shall not be included in the number of shares counted towards the Common Stock Cap. The Common Stock Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. The foregoing limitation shall not apply if stockholder approval has been obtained or at any time the Common Stock Cap is reached and at all times thereafter if the average price paid for all shares issued under this A&R Agreement is equal to or greater than $0.5579 (the “Minimum Price”),  a price equal to the lower of (i) the Nasdaq Official Closing Price immediately preceding the execution of this A&R Agreement or (ii) the arithmetic average of the five (5) Nasdaq Official Closing Prices for the Common Stock immediately preceding the execution of this A& R Agreement, as calculated in accordance with the rules of the Principal Market (in such circumstance, for purposes of the Principal Market, the transactions contemplated hereby would not be “below market” and the Common Stock Cap would not apply). The Minimum Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction involving the Company and affecting its capital stock. The Company shall not be required or permitted to issue, and the Buyer shall not be required to purchase, any shares of Common Stock under this A&R Agreement if such issuance would breach the Company’s obligations under the rules or regulations of the Principal Market. The Company may, in its sole discretion, determine whether to obtain stockholder approval to issue more than 19.9% of its outstanding shares of Common Stock hereunder if such issuance would require stockholder approval under the rules or regulations of the Principal Market.

(f)            Beneficial Ownership Limitation. Without the consent of the Buyer,  the Company shall not issue, and the Buyer shall not be obligated to purchase any shares of Common Stock under this A&R Agreement, if such shares proposed to be issued and sold, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 13d-3 promulgated thereunder) by the Buyer and its Affiliates would result in beneficial ownership by the Buyer and its Affiliates, collectively, of more than 19.9% of the then issued and outstanding shares of Common Stock of the Company.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer the following as of the Effective Date and as of each Subsequent Purchase Date:

(a)            Private Placement. Neither the Company nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the 1933 Act. Subject to the accuracy of the representations made by the Buyer in Section 3, the Shares (other than those issued in a Public Offering) will be issued and sold to Buyer in compliance with applicable exemptions from the registration and prospectus delivery requirements of the 1933 Act and the registration and qualification requirements of all applicable securities laws of the states of the United States. The Company has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this A&R Agreement and the transactions contemplated hereby.

(b)            Organization and Qualification. The Company and its Subsidiaries are corporations, limited companies, limited liability companies or other entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have all requisite corporate or equivalent organizational power and authority to own, lease, operate and occupy their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation, limited company, limited liability company or other business entity to do business and is in good standing in every jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect to the Company or its Subsidiaries, taken as a whole. Hookipa Biotech GmbH is the only “significant subsidiary” of the Company, as such term is defined by Regulation S-X of the 1933 Act.

(c)            Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this A&R Agreement and to issue the Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this A&R Agreement by the Company and the consummation by it of the transactions contemplated hereby, including without limitation, the reservation for issuance and the issuance of the Shares issuable under this A&R Agreement, (X) have been duly authorized by the Company’s Board of Directors or duly authorized committee thereof, (Y) do not conflict with the Company’s or any of the Company’s Subsidiary’s organizational documents currently in effect, including their certificate of incorporation and bylaws (or equivalent organizational documents), and (Z) do not require further consent or authorization by the Company, its Board of Directors or any other Person (including the Company’s stockholders), except as expressly set forth in this A&R Agreement, (iii) this A&R Agreement has been duly executed and delivered by the Company and (iv) this A&R Agreement constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(d)            Capitalization.

(i)            The authorized capital of the Company as of the Effective Date consists of: (X) 200,000,000 shares of Common Stock, of which 81,550,590 shares are issued and outstanding, (Y) 3,900,000 shares of Class A Common Stock, of which 2,399,517 shares are issued and outstanding and (Z) 10,000,000 shares of preferred stock, of which 370 shares of Series A convertible preferred stock are issued and outstanding, 10,800 shares of Series A-1 convertible preferred stock are issued and outstanding and 15,268 shares of Series A-2 convertible preferred stock are issued and outstanding.

(ii)            All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable; none of such shares were issued in violation of any preemptive rights; and such shares were issued in compliance with all applicable state and federal securities laws. Except as described or referred to in the Company SEC Documents (as defined below), there are not any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights), calls, commitments of any character or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other similar agreements among the Company and/or any of the securityholders of the Company relating to the securities of the Company held by them. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this A&R Agreement.

(iii)            All of the issued and outstanding capital stock or other equity or ownership interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through one or more of its other Subsidiaries, free and clear of any security interest, mortgage, pledge, Lien, encumbrance or adverse claim. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries listed in the Company SEC Documents.

(iv)            Other than as described in the Company SEC Documents or entered into as a result of this A&R Agreement, there are no agreements, arrangements or understandings under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act.

(v)            The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares.

(vi)            Upon issuance in accordance with the terms and conditions of this A&R Agreement, any and all Shares issued to the Buyer hereunder shall be validly issued, fully paid and non-assessable and free from all Liens, with Buyer being entitled to all rights accorded to a holder of Common Stock.

(e)            No Conflicts.

(i)            The execution, delivery and performance of this A&R Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the reservation for issuance and issuance of the Shares) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any properties or assets of the Company or any Subsidiary pursuant to any Contract, indenture, deed of trust, loan or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”) (except for such conflicts, breaches, defaults or Repayment Events or Liens that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (x) the provisions of the charter, by-laws or similar organizational document of the Company or any of its Subsidiaries or (y) any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except with respect to clause (y), such violations as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(ii)            Neither the Company nor any of its Subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in the Agreements and Instruments, except for such defaults that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for such violations that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(iii)            Except as specifically contemplated by this A&R Agreement, reporting obligations under the 1934 Act, or as required under the 1933 Act or applicable state securities laws or the filing of a Listing of Additional Shares Notification Form with the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this A&R Agreement in accordance with the terms hereof. Except for reporting obligations under the 1934 Act, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Effective Date.

(f)            Litigation. Except as set forth in the Company SEC Documents, there is no action, charge, suit, proceeding, suit, litigation, arbitration, settlement, claim, complaint, inquiry, hearing, assessment, audit, investigation or request (each an “Action”) pending or, to the Company’s knowledge, threatened, against the Company or its Subsidiaries or which the Company or its Subsidiaries intend to initiate which (i) has or would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect to the Company or its Subsidiaries, taken as a whole or (ii) questions the validity of this A&R Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant to hereto. Except as set forth in the Company SEC Documents, no judgment, order, writ, injunction, decree or award has been issued by or, to the knowledge of the Company, requested of any Governmental Entity that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect to the Company or its Subsidiaries, taken as a whole.

(g)            Licenses and Other Rights; Compliance with Laws. The Company and its Subsidiaries possess such permits, licenses, approvals, consents, approvals, waivers, exemptions, franchises, certificates, orders, registrations and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them (including, without limitation, all such Governmental Licenses required by the U.S. Food and Drug Administration (the “FDA”), the European Medicines Agency, or any other federal, state, local or foreign agencies or bodies engaged in the regulation of clinical or preclinical studies, pharmaceuticals, biologics or activities related to the business now operated by the Company and its Subsidiaries), except where the failure so to possess would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of any Action relating to the revocation or modification of any Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries (i) are, and at all times have been, in compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured or distributed by the Company or its Subsidiaries (“Applicable Laws”), except where such noncompliance would not, individually or in the aggregate, result in a Material Adverse Effect; and (ii) have not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or Governmental Entity alleging or asserting noncompliance with (x) any Applicable Laws or (y) any Governmental License required by any such Applicable Laws, except where being in contravention of any of the foregoing representations or warranties, individually or in the aggregate, would not result in a Material Adverse Effect.

(h)            SEC Reporting. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the 1934 Act. The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the 1933 Act and the 1934 Act, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Document. No Company SEC Document contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No inquiries or any other investigation conducted by or on behalf of Buyer or its representatives or counsel will modify, amend or affect Buyer’s right to rely on the truth, accuracy and completeness of the Company SEC Documents and the Company’s representations and warranties contained in this A&R Agreement.

(i)            Principal Market Rules. The Common Stock of the Company is listed on the Principal Market. Other than the bid price deficiency set forth in the letter received from the Principal Market on August 3, 2023 as disclosed in the Company SEC Documents, the Company is not in violation of the continued listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock from the Principal Market, or terminating the registration of the Common Stock under the 1934 Act. Other than as disclosed in a Company SEC Document, the Company is not subject to any notices or actions from or to the Principal Market other than routine matters incident to listing on the Principal Market and not involving a violation of the rules of the Principal Market. The Principal Market has not commenced any final delisting proceedings against the Company.

(j)            Financial Statements. The financial statements, together with the related notes and schedules, of the Company included in the Company SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, have been prepared in accordance with U.S. Generally Accepted Accounting Principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(k)            No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any of its Subsidiaries (including the notes thereto) in conformity with GAAP and are not disclosed in the Company SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses since September 30, 2023.

(l)            Absence of Certain Changes.

(i)            Except as disclosed in the Company SEC Documents and excluding the transactions contemplated herein, since January 1, 2023, the Company has operated only in the ordinary course of business consistent with past practice and no change or event has occurred, except where such change or event has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries.

(ii)            Except as set forth in the Company SEC Documents, since January 1, 2023, the Company has not (X) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (Y) sold, exchanged or otherwise disposed of any of its material assets or rights.

(iii)            Since January 1, 2023, the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

(m)            Not an Investment Company. The Company is not, and after giving effect to the transactions contemplated by the A&R Agreement, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

(n)            No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the 1933 Act) that is or will be integrated with the Shares sold pursuant to this A&R Agreement in a manner that would require the registration of the Shares under the 1933 Act.

(o)            Tax Matters. All United States federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided for by the Company and/or its Subsidiaries. The United States federal income tax returns of the Company and its Subsidiaries through the fiscal year ended December 31, 2022 have been settled and no assessment in connection therewith has been made against the Company or its Subsidiaries. The Company and its Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company or its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(p)            No Bad Actors. None of the Company, any affiliated issuer, any director, executive officer, or any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a “Bad Actor Event”), except for a Bad Actor Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Bad Actor Event.

3.	BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that as of the Effective Date and as of each Subsequent Purchase Date:

(a)            Organization. The Buyer is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite organizational power and authority to own its properties and to carry on its business as now being conducted.

(b)            Validity; Enforcement. This A&R Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution and delivery of the A&R Agreement by the Buyer and the consummation by it of the transactions contemplated hereby do not conflict with the Buyer’s certificate of organization or operating agreement or similar organizational documents, and do not require further consent or authorization by the Buyer, its managers or its members.

(c)            Investment Purpose. The Buyer is entering into this A&R Agreement and acquiring the Shares, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, the Buyer does not agree to hold any of the Shares for any minimum or other specific term.

(d)            Accredited Investor; Access to Information. The Buyer is an “accredited investor” as defined in Regulation D under the 1934 Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares. The Buyer has been furnished with materials relating to the offer and sale of the Shares that have been requested by the Buyer, including the Company SEC Documents, and the Buyer has had the opportunity to review the Company SEC Documents. The Buyer has been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other investigation conducted by or on behalf of the Buyer or its representatives or counsel will modify, amend or affect the Buyer’s right to rely on the truth, accuracy and completeness of the Company SEC Documents and the Company’s representations and warranties contained in this A&R Agreement.

(e)            Reliance on Exemptions. The Buyer understands that the Company intends for the Shares (other than any shares issued in a Public Offering) to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares.

(f)            Restricted Securities. The Buyer understands that the Shares (other than those issued in a Public Offering) will be characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the Securities Act and that under such laws and applicable regulations such Shares may be resold without registration under the 1933 Act only in certain limited circumstances.

(g)            No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

4.	Transfer Restrictions.

(a)            Transfer or Resale. With respect to the Shares (other than Shares issued in a Public Offering), the Buyer understands that, expect as set forth in the Registration Rights Agreement:

(i)            the Shares have not been and are not being registered under the 1933 Act or any applicable state securities laws and, consequently, the Buyer may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (X) the resale of Shares are registered pursuant to an effective registration statement under the 1933 Act; (Y) the Buyer has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (Z) the Shares are sold or transferred pursuant to Rule 144; and

(ii)            any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

(b)            Legends. The Buyer understands the Shares (other than Shares issued in a Public Offering) will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED STOCK PURCHASE AGREEMENT DATED DECEMBER 20, 2023 BETWEEN HOOKIPA PHARMA INC. AND GILEAD SCIENCES, INC.

5.	CLOSINGS

(a)            Closings. The closing of the transactions contemplated by Section 1 (each, a “Closing”) will be held at the offices of the Company or through the electronic exchange of documents and signatures on the applicable Subsequent Purchase Date or, in the case of the Initial Equity Purchase, the Effective Date (each, a “Closing Date”), subject in all cases to the conditions set forth in Sections 6 and 7 being satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing Date) or at such other place, if any, time and/or date as may be jointly designated by the Company and the Buyer.

(b)            Payment for Shares. On or prior to the applicable Closing Date, the Buyer shall pay to the Company the amounts contemplated by Section 1 as full payment for the Shares. All payments made under this A&R Agreement shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this A&R Agreement at least three (3) Business Days in advance of any such payment. Whenever any amount expressed to be due by the terms of this A&R Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(c)            Closing Deliverables.

(i)            At each Closing, the Company will instruct the Transfer Agent to register the Shares in book-entry form in the name of the Buyer and deliver to the Buyer:

(A)            a duly executed cross-receipt in form and substance reasonably satisfactory to each party (the “Cross-Receipt”);

(B)            a certificate in form and substance reasonably satisfactory to the Buyer and duly executed on behalf of the Company by an authorized officer of the Company, certifying that the conditions to the Closing set forth in Section 7(a)-(e) of this A&R Agreement have been fulfilled;

(C)            a certificate of the secretary of the Company dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this A&R Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date;

(D)            the opinion of the Company’s legal counsel dated as of the Closing Date in form and substance reasonably satisfactory to the Buyer; and

(E)            evidence reasonably satisfactory to the Buyer from the Transfer Agent that the Shares have been so delivered.

(ii)            At the Closing, the Buyer will deliver to the Company:

(A)            a duly-executed Cross-Receipt; and

(B)            a certificate in form and substance reasonably satisfactory to the Company and duly executed on behalf of the Buyer by an authorized officer of the Buyer, certifying that the conditions to the Closing set forth in Section 6(b) and Section 6(c) of this A&R Agreement have been fulfilled.

6.	CONDITIONS TO THE COMPANY’S RIGHT TO SELL SHARES UNDER THIS A&R AGREEMENT.

The right of the Company hereunder to sell the Initial Shares and any additional Shares pursuant to Section 1 is subject to the satisfaction of each of the following conditions on or before the applicable Closing Date:

(a)            Receipt of Funds. The Company will have received immediately available funds in the full amount of the Subsequent Purchase Price for the Shares being purchased hereunder.

(b)            Representations and Warranties. The representations and warranties made by the Buyer in Section 3 will be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, “Material Adverse Effect” or similar qualifiers, in all respects) as of such Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date (or, to the extent representations or warranties are qualified by materiality, “Material Adverse Effect” or similar qualifiers, in all respects).

(c)            Absence of Litigation. No preliminary or permanent injunction or other binding order, decree or ruling issued by a Governmental Entity shall be in effect that shall have the effect of preventing the consummation of the transactions contemplated by this A&R Agreement. No Action challenging this A&R Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay any Closing, or any Action that would reasonably be expected to have the effect of prohibiting, altering, preventing or materially delaying any Closing, will have been instituted or be pending before any Governmental Entity.

(d)            Amended Research Agreement. The Amended Research Agreement shall be in full force and effect.

(e)            Closing Deliverables. All closing deliverables as required under Section 5(c) shall have been delivered by the Buyer to the Company.

7.	CONDITIONS TO THE BUYER’S OBLIGATION TO MAKE PURCHASES OF SHARES OF COMMON STOCK.

The obligation of the Buyer to purchase the Initial Shares and any additional Shares pursuant to Section 1 is subject to the satisfaction of each of the following conditions on or before the applicable Closing Date:

(a)            Representations and Warranties. The representations and warranties made by the Company in Section 2 shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, “Material Adverse Effect” or similar qualifiers, in all respects) as of such Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, “Material Adverse Effect” or similar qualifiers, in all respects) as of such other date.

(b)            Covenants. All covenants and agreements contained in this A&R Agreement to be performed or complied with by the Company on or prior to such Closing Date shall have been performed or complied with in all material respects.

(c)            Transfer Agent Instructions. The Company will have delivered to its Transfer Agent irrevocable written instructions to issue the Shares to the Buyer in a form and substance acceptable to such transfer agent.

(d)            Nasdaq Qualification. The Principal Market shall have raised no objection to the consummation of the transactions contemplated by this A&R Agreement in the absence of stockholder approval of such transactions.

(e)            Absence of Litigation. No preliminary or permanent injunction or other binding order, decree or ruling issued by a Governmental Entity shall be in effect that shall have the effect of preventing the consummation of the transactions contemplated by this A&R Agreement. No Action challenging this A&R Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay any Closing, or any Action that would reasonably be expected to have the effect of prohibiting, altering, preventing or materially delaying any Closing, will have been instituted or be pending before any Governmental Entity.

(f)            Amended Research Agreement. The Amended Research Agreement shall be in full force and effect.

(g)            Authorizations. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this A&R Agreement shall have been duly obtained and shall be effective on and as of the Closing.

(h)            Closing Deliverables. All closing deliverables as required under Section 5(c) shall have been delivered by the applicable party hereto.

(i)            No Material Adverse Effect. No Material Adverse Effect with respect to the Company or its Subsidiaries shall have occurred or be existing as of such Closing Date.

(j)            Principal Market Listing. The Principal Market shall not have commenced any final delisting proceedings against the Company.

8.	INDEMNIFICATION.

In consideration of the Buyer’s execution and delivery of this A&R Agreement and acquiring the Shares hereunder and in addition to all of the Company’s other obligations under this A&R Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer and all of its Affiliates, members or other equityholders, officers, directors, and employees, and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this A&R Agreement) (collectively, the “Indemnitees”) from and against any and all Actions, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this A&R Agreement or any other certificate, instrument or document contemplated hereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this A&R Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any Action brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this A&R Agreement or any other certificate, instrument or document contemplated hereby, other than with respect to Indemnified Liabilities which directly and primarily result from (A) a breach of any of the Buyer’s representations and warranties, covenants or agreements contained in this A&R Agreement, or (B) the gross negligence, bad faith or willful misconduct of the Buyer or any other Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. After obtaining knowledge thereof, an Indemnitee shall promptly (and in any event, within 15 Business Days) provide the Company with notice of any cause which the Indemnitee has determined has given or could give rise to indemnification hereunder, which notice shall be reasonably detailed and state the relevant facts or circumstances related to the foregoing. The Company shall have 15 Business Days from date of receipt of notice to respond to such notice and accept or reject the amount claimed by the Indemnitee. The parties shall have 30 days from the date of the Company’s response to resolve any dispute between the parties. Thereafter, any dispute between the parties with regards to the amount of or claim of indemnification hereunder shall be resolved in accordance with Section 12(a) of this A&R Agreement.

9.	EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred and be occurring at any time as any of the following events occurs and has not been cured:

(a)            any final notice of institution of delisting proceedings with respect to the Common Stock from the Principal Market until such time as Company has moved its listing to another market or exchange constituting a Principal Market;

(b)            the material breach of any representation or warranty, covenant or other term or condition under this A&R Agreement, except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues uncured for a period of at least five (5) Business Days;

(c)            if any Person commences an Action against the Company pursuant to or within the meaning of any Bankruptcy Law;

(d)            if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors or (E) becomes insolvent;

(e)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any Subsidiary; or

(f)            the Buyer terminates the Amended Research Agreement pursuant to Section 13.2 thereof.

In addition to any other rights and remedies under applicable law and this A&R Agreement, including the Buyer termination rights under Section 12(k) hereof, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company may not require and the Buyer shall not be obligated to purchase any Shares. If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, this A&R Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this A&R Agreement under Section 12(k)(i) shall affect the Company’s or the Buyer’s obligations under this A&R Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this A&R Agreement.

10.	REGISTRATION RIGHTS AGREEMENT.

The Company and the Buyer hereby agree that any Shares issued under this A&R Agreement shall be deemed “Subsequent Shares” as defined in the Registration Rights Agreement.

11.	CERTAIN DEFINED TERMS.

For purposes of this A&R Agreement, the following terms shall have the following meanings:

(a)            “1933 Act” means the Securities Act of 1933, as amended.

(b)            “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

(d)            “Available Amount” means, prior to any Closing, the A&R Equity Commitment, which amount shall be reduced by the dollar amount of the Initial Equity Purchase upon consummation thereof and by the dollar amount of each Subsequent Purchase Amount upon consummation of the applicable Closing.

(e)            “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(f)            “Business Day” means any day on which the Principal Market is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(g)            “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including exhibits and schedules thereto.

(h)            “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(i)            “Delisting Notice” shall mean any notice of violation of the continued listing requirements of the Principal Market which is not final and provides the Company with ability to cure such violation pursuant to the rules and regulations of the Principal Market.

(j)            “Lien” shall mean, with respect to any property, any mortgage, pledge, security interest, attachment, easement, restriction, encumbrance, lien (statutory or otherwise), right of first refusal or right off first offer, charge, equitable interest, right of way, restriction on transfer, encroachment, or any other restriction.

(k)            “Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, liabilities, properties, condition (financial or otherwise), operating results, operations or prospects of the Company and its Subsidiaries, if any, individually or taken as a whole, or (b) the authority or ability of the Company to perform its obligations under this A&R Agreement or to consummate timely the transactions contemplated by this A&R Agreement.

(l)            “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(m)            “Maturity Date” means the earlier of (i) December 20, 2025 and (ii)  the date upon which the Term (as defined in the Amended Research Agreement) expires.

(n)            “Principal Market” means the NASDAQ Global Select Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market or the NASDAQ Capital Market, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

(o)            “SEC” means the United States Securities and Exchange Commission.

(p)            “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such other Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

(q)            “Transfer Agent” means the transfer agent of the Company as set forth in Section 12(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

12.	MISCELLANEOUS.

(a)            Governing Law; Jurisdiction; Jury Trial. The corporate laws with regards to the internal affairs doctrine of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, City of New York, for the adjudication of any dispute hereunder or in connection herewith, or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any Action any claim that it is not personally subject to the jurisdiction of any such court, that such Action is brought in an inconvenient forum or that the venue of such Action is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action by mailing a copy thereof to such party at the address for such notices to it under this A&R Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS A&R AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)            Counterparts. This A&R Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts and any other document required to be executed and delivered hereunder may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart or such document so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(c)            Headings. The headings of this A&R Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this A&R Agreement.

(d)            Severability. If any provision of this A&R Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this A&R Agreement in that jurisdiction or the validity or enforceability of any provision of this A&R Agreement in any other jurisdiction.

(e)            Entire Agreement. This A&R Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this A&R Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. Each of the Company and the Buyer acknowledge and agree that, with respect to entering into this A&R Agreement, it has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this A&R Agreement and the Amended Research Agreement.

(f)            Notices. All notices and other communications between the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; or (b) when delivered by FedEx or other internationally recognized overnight delivery service, addressed as follows:

If to Gilead:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

USA

Attention: General Counsel

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP

8350 Broad St.

17th Floor

Tysons, VA 22102

USA

Attention: Cullen Taylor

If to the Company:

Hookipa Pharma Inc.

St Marx Vienna BioCenter: Helmut-Qualtinger-Gasse 2

1030 Vienna

Austria

Attention: Joern Aldag, Chief Executive Officer

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Telephone:         617-570-1000

Facsimile:           617-523-1231

Attention:           Robert Puopolo

Email:                  RPuopolo@goodwinlaw.com

If to the Transfer Agent:

Equiniti Trust Company, LLC
48 Wall Street, 23rd Floor
New York, New York 10005
Telephone:        718-921-8300
Facsimile:          718-765-8719
Attention:          Jennifer Donovan
Email:                  JDonovan@equiniti.com

or to such other address or addresses as the parties may from time to time designate in writing.

(g)            Successors and Assigns. Neither this A&R Agreement nor any of the rights and obligations under this A&R Agreement may be assigned or delegated, in whole or in part, directly or indirectly, by operation of law or otherwise, by any party hereto without the prior written consent of the other party hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Buyer may assign its rights and delegate its obligations under this A&R Agreement to any of its Affiliates. Subject to the preceding sentence, this A&R Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(h)            No Third Party Beneficiaries. This A&R Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)            Publicity. The Buyer shall have the right to approve and provide comment before issuance any press release, SEC filing or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, the Buyer, its purchases hereunder or any aspect of this A&R Agreement or the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations so long as the Company and its counsel consult with the Buyer in connection with any such press release or other public disclosure at least one (1) Business Day prior to its release. The Buyer must be provided with a copy thereof at least one (1) Business Day prior to any release or use by the Company thereof.

(j)            Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this A&R Agreement and the consummation of the transactions contemplated hereby.

(k)            Termination. This A&R Agreement may be terminated only as follows:

(i)             By the Buyer any time an Event of Default exists without any liability to Buyer or any required payment to the Company.

(ii)            By the Buyer if the HOOKIPA suspends, terminates or otherwise ceases to perform under the HIV Development Plan, as defined in the Amended Research Agreement, other than as provided for in Section 9.6(b) therein.

(iii)           This A&R Agreement shall automatically terminate if (and at such time as) the Buyer exercises its Option pursuant to the Amended Research Agreement.

(iv)           At any time after the Effective Date, the Company shall have the option to terminate this A&R Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Buyer electing to terminate this A&R Agreement without any liability whatsoever of either party to the other party under this A&R Agreement. The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Buyer.

(v)            This A&R Agreement shall automatically terminate on the date that the Company sells and the Buyer purchases the A&R Equity Commitment in full as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this A&R Agreement.

(vi)           If by the Maturity Date for any reason or for no reason the A&R Equity Commitment under this A&R Agreement has not been purchased in full as provided for in Section 1 of this A&R Agreement, this A&R Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this A&R Agreement.

Any termination of this A&R Agreement pursuant to Section 12(k)(i) (except as otherwise set forth in Section 9), Section 12(k)(ii) or Section 12(k)(iv) shall be effected by written notice from the Company to the Buyer, or the Buyer to the Company, as the case may be, setting forth the basis for the termination hereof. The representations and warranties of the Company and the Buyer contained in Sections 2 and 3 hereof, the indemnification provisions set forth in Section 8 hereof and Section 11 and Section 12 shall survive any termination of this A&R Agreement. No termination of this A&R Agreement shall affect the Company’s or the Buyer’s rights or obligations under this A&R Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this A&R Agreement.

(l)             No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Buyer that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Buyer represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby.

(m)            No Strict Construction. The language used in this A&R Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)            Failure or Indulgence Not Waiver. The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this A&R Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. No waiver shall be effective unless it has been given in writing and signed by the party giving such waiver. No provision of this A&R Agreement may be amended or modified other than by a written document signed by authorized representatives of each party.

(o)            Interpretation. The terms of this A&R Agreement represent the results of negotiations between the parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic, or otherwise. Accordingly, the terms of this A&R Agreement shall be interpreted and construed in accordance with the definitions for such terms provided herein or, if no such definitions are provided, with their usual and customary meanings, and each of the parties hereby waives the application in connection with the interpretation and construction of this A&R Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this A&R Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this A&R Agreement. Any reference in this A&R Agreement to an article, section, subsection, paragraph, clause, exhibit, or schedule shall be deemed to be a reference to any article, section, subsection, paragraph, clause, exhibit, or schedule, of or to, as the case may be, this A&R Agreement. Except where the context otherwise requires: (a) any definition of or reference to any agreement, instrument, or other document refers to such agreement, instrument, other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (b) any reference to any laws refers to such laws as from time to time enacted, repealed, or amended; (c) the words “herein”, “hereof”, and “hereunder”, and words of similar import, refer to this A&R Agreement in its entirety and not to any particular provision hereof; (d) the words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, or words of similar import; (e) the word “or” is used in the inclusive sense (and/or), unless explicitly indicated otherwise by the term “either/or”; (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders; (g) a “party” includes its permitted assignees or the respective successors in title to substantially the whole of its undertaking; and (h) the exhibits and schedules to this A&R Agreement form part of the operative provision of this A&R Agreement, and references to this A&R Agreement shall, unless the context otherwise requires, include references to the exhibits and schedules.

(p)            Expenses. Except as otherwise expressly provided in this A&R Agreement, each party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such party incidental to the negotiation, preparation, execution, and delivery of this A&R Agreement; provided, that, the Company shall pay any and all expenses, fees and similar costs of any third parties (i.e., brokers, underwriters, banks, bankers, paying agents, transfer agents, accountants, or similar Persons) incurred by the Company in connection with the closing of the Initial Equity Purchase and any Subsequent Purchase, Public Offering, Concurrent Private Placement or other purchase of Shares by the Buyer hereunder.

*            *              *              *              *

IN WITNESS WHEREOF, the Buyer and the Company have caused this Amended and Restated Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

HOOKIPA PHARMA INC.

By:	/s/ Joern Aldag
Name:	Joern Aldag
Title:	Chief Executive Officer

BUYER:

GILEAD SCIENCES, INC.

By:	/s/ Andrew Dickinson
Name:	Andrew Dickinson
Title:	Chief Financial Officer